Exhibit 4.19

        THIS WARRANT HAS NOT BEEN, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OF DISPOSITION DOES NOT VIOLATE THE 1933 ACT, AND THE RULES AND REGULATIONS THEREUNDER.

NO. E-3	Warrant to Purchase 25,000 Shares of Series E Preferred Stock

WARRANT TO PURCHASE SERIES E PREFERRED STOCK
OF
MOBILITY TECHNOLOGIES, INC.

        This is to certify that, FOR VALUE RECEIVED, Comerica Bank, or its assigns ("Holder"), is entitled to purchase, subject to the provisions of this Warrant, from Mobility Technologies, Inc., a Delaware corporation (the "Company"), twenty five thousand (25,000) fully paid, validly issued and non-assessable shares of Series E Preferred Stock, $0,01 par value per share, of the Company (the "Series E Stock") at the Exercise Price (as defined below) per share during the Exercise Period (as defined below). The number of shares of Series E Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Series E Stock may be adjusted from time to time as hereinafter set forth. The shares of Series E Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares."

  Section 1. Exercise Period.

        This Warrant shall be exercisable at such time or date as Holder and the Company execute and deliver an amendment to the Loan and Security Agreement between Holder and Company dated as of December 7, 2003, as amended from time to time (the "Loan Agreement") extending the Revolving Maturity Date (as defined in the Loan Agreement) to December 5, 2005 or later. Notwithstanding the foregoing, if Holder offers to extend the Revolving Maturity Date to December 5, 2005 or later on the same terms as set forth in the then current Loan Agreement, or on terms more favorable to the Company, but the Company fails to accept such offer, this Warrant shall thereafter be exercisable for a number of Warrant Shares equal to 12,500. Notwithstanding the foregoing, if Holder fails to offer to extend the Revolving Maturity Date to December 5, 2005 or later, or offers such extension only on terms less favorable to the Company than those set forth in the then current Loan and Security Agreement, this Warrant shall thereafter be of no further force and effect.

        This Warrant may be exercised in whole or in part commencing at such time or date as set forth in this Section 1 until 5 p.m. EST on July 8, 2009 (the "Exercise Period"); provided, however, that if such day is a day on which banking institutions in the State of Delaware are authorized by law to close, then on the next succeeding day which shall not be such a day.

  Section 2. Exercise Price.

        The exercise price at any time for each Warrant Share shall be $2.00 (the "Exercise Price"), subject to adjustment pursuant to Section 5 hereof.

  Section 3. Exercise of Warrant; Warrant Shares.

          (a)   This Warrant may be exercised, in whole or in any part, by (i) the surrender of this Warrant at the office of the Company (or at such other agency or office of the Company in the United States of America as it may designate by notice in writing to the Holder at the address of the Holder), (ii) delivery to the Company of a notice of election to exercise this Warrant (or part thereof) in the form of Exhibit "A" attached hereto ("Notice of Exercise"), and (iii) subject to Section 3(b) below, payment to the Company of the aggregate Exercise Price by cash, wire transfer funds or check. In conjunction with the Holder's exercise of this Warrant, whether in whole or in part, the Holder shall simultaneously execute counterpart signature pages to the (i) the Third Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company and certain investors, and (ii) the Third Amended and Restated Stockholders' Agreement, dated as of the date hereof, by and among the Company and certain investors, and shall thereafter have the rights and obligations of a holder of Series E Stock thereunder.

          (b)   In addition to the rights of the Holder under Section 3(a)(iii) above, the Holder shall have the right to exercise this Warrant, in whole or in part, in lieu of paying the Exercise Price in cash, by instructing the Company to issue that number of Warrant Shares which is equal to the quotient obtained by dividing (i) the net value of the number of Warrant Shares into which this Warrant is being converted at the time of exercise (determined by subtracting the aggregate Exercise Price for the Warrant Shares into which this Warrant is being exercised immediately prior to the exercise from a number equal to the product of (A) the Fair Market Value as hereinafter defined per share as at such time, multiplied by (B) that number of Warrant Shares purchasable upon such exercise of this Warrant (or portion hereof that is being exercised) immediately prior to exercise (taking into account all applicable adjustments pursuant to this Warrant)), by (ii) the Fair Market Value per share. For purposes of the above calculation, the Fair Market Value of one share of Series E Preferred Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that if a public market for the Common Stock exists at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter-Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal or, if not reported in The Wall Street Journal, as reported by Bloomberg, for the five trading days prior to the date this Warrant Certificate and the executed Notice of Exercise are delivered to the Company as provided in this Section 3(b).

          (c)   Upon the exercise of this Warrant, the Company will not issue fractional shares of its Series E Stock, and shall distribute cash in lieu of such fractional shares, provided that, if any holder of any class of capital stock of the Company holds less than one share of such class of capital stock, such holder will be issued, and may hold, a fractional share of such stock. In lieu of any fractional shares of Series E Stock which would otherwise be issuable upon the exercise of this Warrant, the Company shall pay to the Holder upon such exercise a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board of Directors of the Company, of a share of Series E Stock, multiplied by such fractional interest.

          (d)   Each date on which this Warrant is surrendered and on which payment of the Exercise Price is made is referred to herein as an "Exercise Date." Simultaneously with each exercise, the Company shall issue and deliver a certificate or certificates for the Warrant Shares being purchased pursuant to such exercise, registered in the name of the Holder or the Holder's designee, to such Holder or designee, as the case may be. If such exercise shall not have been for the full number of the Warrant Shares, then the Company shall issue and deliver to the Holder a new Warrant, registered in the name of the Holder, of like tenor to this Warrant, for the balance of the Warrant Shares that remain after exercise of the Warrant.

          (e)   The person or entity in whose name any certificate for shares of Series E Stock is issued upon any exercise shall for all purposes be deemed to have become the holder of record of such shares as of the Exercise Date, except that if the Exercise Date is a date on which the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Series E Stock upon exercise of all or any part of this Warrant.

  Section 4. Representations, Warranties and Covenants as to Series E Stock.

        The Company represents and warrants to the Holder that all shares of Series E Stock which may be issued upon the exercise of this Warrant will, upon issuance, be validly issued, fully paid and non-assessable. The Company further covenants and agrees that it will take all such action as may be required to assure that the Company shall at all times have authorized and reserved, a sufficient number of shares of its Series E Stock to provide for the exercise of this Warrant.

  Section 5. Adjustment of Exercise Price.

        The Exercise Price shall be subject to adjustment from time to time as follows:

          (a)   If, at any time after the date hereof, the number of shares of the Company's Series E Stock outstanding is increased by a stock dividend or by a subdivision or split-up of shares, then, following the record date for the determination of holders of Series E Stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the aggregate number of shares of Series E Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares. The foregoing provisions shall similarly apply to successive stock dividends, subdivisions, or split-ups.

          (b)   If, at any time after the date hereof, the number of shares of Series E Stock outstanding is decreased by a combination or reverse-split of the outstanding shares, then, following the record date for such combination or reverse-split, the Exercise Price shall be appropriately increased and the aggregate number of shares of Series E Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares. The foregoing provisions shall similarly apply to successive combinations or reverse-splits.

          (c)   Subject to Section 3(d), in the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company in which those stockholders of the Company holding more than 50% of the voting securities of the Company prior to such consolidation or merger hold less than 50% of the voting securities of the surviving entity, this Warrant shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company resulting from such reorganization, reclassification, consolidation or surviving such merger to which the holder of the number of shares of Series E Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of this Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger. The foregoing provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.

          (d)   All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

          (e)   The Company shall give prompt notice of any adjustment in the Exercise Price to the Holder hereof, together with supporting documentation.

  Section 6. No Stockholder Rights.

        This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

  Section 7. Restrictions on Transfer.

        This Warrant may not be transferred or assigned to any person without the prior, written consent of the Company, except that the Holder may transfer this Warrant to Comerica, Incorporated or Holder's immediate or ultimate parent corporation without the prior written consent of the Company.

  Section 8. Lost, Stolen, Mutilated or Destroyed Warrant.

        If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, upon receipt from the Holder of an affidavit of loss or similar instrument satisfactory to the Company (and, in the case of a mutilated Warrant, the accompanying surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

  Section 9. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

        This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

  Section 10. Headings.

        The headings of the various sections contained in this Warrant have been inserted for convenience of reference only and should not be deemed to be a part of this Warrant.

  Section 11. No Amendment, Modification, Waiver, etc.

        No provision of this Warrant may be amended, modified, or waived without the prior written consent of the Holder.

        [INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date below.

MOBILITY TECHNOLOGIES, INC.
Dated:	By:	/s/ ROBERT N. VERRATTI

Name: Robert N. Verratti
Title: CEO

EXHIBIT A

THE EXERCISE OF THIS WARRANT MAY BE SUBJECT TO THE
REQUIREMENTS OF THE HART-SCOTT-RODINO ANTITRUST
IMPROVEMENTS ACT OF 1976, AS AMENDED.

FORM OF NOTICE OF ELECTION TO EXERCISE

[To be executed only upon exercise
of the Warrant to which this form is attached]

To Mobility Technologies, Inc.:

        The undersigned, the holder of the Warrant to which this form is attached, hereby elects to exercise the right represented by such Warrant to purchase                          shares of Series E Stock of Mobility Technologies, Inc., and herewith tenders the aggregate payment of $                   in the form of cash, wire transfer funds or check in full payment of the Exercise Price for such shares. The undersigned requests that a certificate for such shares be issued in the name of                         , whose address is                          and that such certificate be delivered to                         , whose address is                         .

        If such number of shares is less than all of the shares purchasable under the current Warrant, the undersigned requests that a new Warrant, of like tenor as the Warrant to which this form is attached, representing the remaining balance of the shares purchasable under such current Warrant be registered in the name of                         , whose address is                         , and that such new Warrant be delivered to                         , whose address is                         . Capitalized terms used in this form which are not defined shall have the meanings ascribed thereto in the Warrant to which this form is attached.

By: [insert name of Holder]
Signature:

Date: